Exhibit 99

NEWS RELEASE

CONTACT:
Randi Sonenshein
Senior Vice President, Finance and Strategy
713-331-4967
(rsonenshein@stagestores.com)

Stage Stores Announces Participation in the Bank of America Merrill Lynch 2016 Consumer & Retail Tech Conference and the Telsey Advisory Group 8th Annual Spring Consumer Conference

HOUSTON, TX, March 8, 2016 -- Stage Stores, Inc. (NYSE: SSI) today announced that the Company will be participating in the Bank of America Merrill Lynch 2016 Consumer & Retail Tech Conference in New York City at the Lotte New York Palace Hotel on Tuesday, March 15, 2016, with a presentation at 2:40 pm Eastern Daylight Time. The audio portion of the presentation will be webcast live through the Investor Relations section of the Company’s website (www.stagestoresinc.com) under the “Webcasts” caption.

The Company will also be participating in the Telsey Advisory Group 8th Annual Consumer Conference in New York City at The InterContinental Hotel New York Times Square on Tuesday, March 22, 2016.

The materials management will reference at the conferences will be available in the Investor Relations section of the Company’s website.

About Stage Stores
Stage Stores, Inc. operates 832 specialty department stores in 38 states and a direct-to-consumer channel under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates. The Company’s stores, predominantly located in small towns and communities, and direct-to-consumer business offer a moderately priced, broad selection of trend-right, brand name apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its e-commerce website and Send program. Its e-commerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.